Exhibit 10.1

AMENDMENT NUMBER FIVE TO THAT LEASE AGREEMENT DATED MARCH 23, 1999 BETWEEN RYAN OAKS, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY (AS SUCCESSOR-IN-INTEREST TO SPIEKER PROPERTIES, L.P.), AS LANDLORD, AND EXCELLIGENCE LEARNING CORPORATION, A DELAWARE CORPORATION, FORMERLY KNOWN AS LEARNINGSTAR CORP., AS TENANT, FOR PREMISES LOCATED AT 2 LOWER RAGSDALE DRIVE, SUITE 200, MONTEREY, CALIFORNIA.

Effective May 1, 2006, the above described Lease Agreement will be amended as follows:

1. Paragraph 3 – Term: Scheduled Term Expiration Date: August 31, 2011. Tenant’s early termination rights per Amendment Number Four of the Lease Agreement shall be null and void. Tenant agrees to accept the premises in “as-is” condition.

2. Paragraph 6 – Rent: Base Rent for the Premises shall be as follows:

May 2006—Base Rent shall be $0.00. Tenant shall be responsible for its proportionate share of Operating Expenses per Paragraph 7 of the Lease Agreement.

June 2006—Base Rent for the period June 1, 2006 through April 30, 2007 shall be $1.50 per square foot per month net of Operating Expenses. Base Rent shall be adjusted annually at the end of each 12 month period from the effective date of this Amendment by any increase in the Consumer Price Index (CPI) for all Urban Consumers for the San Francisco/Oakland/San Jose area. In no event shall the increase be more than three percent (3%). Tenant shall be responsible for its proportionate share of Operating Expenses per Paragraph 7 of the Lease Agreement.

May 2007—Base Rent shall be $0.00. Tenant shall be responsible for its proportionate share of Operating Expenses per Paragraph 7 of the Lease Agreement.

May 2008—Base Rent shall be $0.00. Tenant shall be responsible for its proportionate share of Operating Expenses per Paragraph 7 of the Lease Agreement.

May 2009—Base Rent shall be $0.00. Tenant shall be responsible for its proportionate share of Operating Expenses per Paragraph 7 of the Lease Agreement.

3. Paragraph 7 (3) (g)—Operating Expenses: A management and accounting cost recovery fee equal to four percent (4%) of the sum of the Project’s base rents and Operating Expenses (other than such management and accounting fee and exclusive of property taxes and property insurance).

4. Paragraph 39.B.—Option to Renew: Tenant shall, provided this Lease is in full force and effect and Tenant is not and has not been in default under any of the terms and conditions of the Lease, have two (2) consecutive options to renew this Lease for a term of three (3) years each for the Premises in “as is” condition and on the same terms and conditions set forth in the Lease, except as modified by the terms, covenants and conditions set forth below:

(a) If Tenant elects to exercise such option(s), then Tenant shall provide Landlord with written notice no earlier than the date which is 270 days prior to the expiration of the then current term of the Lease, but no later than 5:00 p.m. (Pacific Standard Time) on the date which is 180 days prior to the expiration of the then current term of the Lease. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the term of this Lease.

(b) During the first option term, the Base Rent in effect at the end of the then current term of the Lease shall be increased annually by any increase in the Consumer Price Index (CPI) for all Urban Consumers for the San Francisco/Oakland/San Jose area. In no event shall the increase be more than three percent (3%). Base rent for the second option term shall be based upon ninety percent (90%) of the then current fair market rental for comparable space in the Building or Project and in other similar buildings in the same rental market, as of the date the renewal term is to commence, taking into account the specific provisions of the Lease which will remain constant, and the Building amenities, location, identity, quality, age, condition, term of lease, tenant improvements, services provided, and other pertinent items.

(c) Landlord shall advise Tenant of the new Base Rent for the Premises for the applicable renewal terms which will be based on Landlord’s determination of fair market rental value, as well as additional terms and conditions for the renewal term, no later than fifteen (15) days after receipt of notice of Tenant’s exercise of its option to renew. Tenant shall have forty-five (45) days after receipt of such notification from Landlord to accept the new Base Rent, terms and conditions. If Tenant does not accept Landlord’s determination of the new Base Rent, Landlord and Tenant shall diligently attempt in good faith to agree on the new Base Rent on or before the tenth (10th) day after Tenant’s objection to the new Base Rent. If Tenant and Landlord are still unable to agree on a mutually acceptable new Base Rent, then Landlord and Tenant shall each appoint a licensed real estate broker with at least ten (10) year’s experience in leasing office space in the area in which the Building is located to act as arbitrators. The two (2) arbitrators so appointed shall determine the new Base Rent and each shall submit his or her determination of such new Base Rent to Landlord and Tenant in writing, within thirty (30) days after their appointment. If the two (2) arbitrators so appointed cannot agree on the new Base Rent for the applicable increase period within such 30-day period, the two (2) arbitrators shall within five (5) days thereafter appoint a third arbitrator who shall be a licensed real estate broker with at least ten (10) year’s experience in leasing office space in the area in which the Building is located. The third arbitrator so appointed shall independently determine the new Base Rent for the Premises for the applicable increase period within fifteen (15) days after appointment, by selecting from the proposals submitted by each of the first two arbitrators the one that most closely approximates the third arbitrator’s determination of such new Base Rent. The third arbitrator shall have no right to adopt a compromise or middle ground or any modification of either of the proposals submitted by the first two arbitrators. The proposal chosen by the third arbitrator as most closely approximating the third arbitrator’s determination of the fair market value for the new Base Rent for the applicable increase period shall constitute the decision and award of the arbitrators and shall be final and binding on the parties. Each party shall pay the fees and expenses of the arbitrator appointed by such party and one-half (1/2) of the fees and expenses of the third arbitrator. If either party fails to appoint an arbitrator, or if either of the first two arbitrators fails to submit his or her proposal of new Base Rent to the other party, in each case within the time periods set forth above, then the decision of the other party’s arbitrator shall be considered final and binding.

(d) Notwithstanding anything to the contrary contained in this Paragraph, in no event shall the Base Rent for any renewal term be less than the Base Rent in effect at the expiration of the previous term. In addition, Landlord shall have no obligation to provide or pay for any tenant improvements or brokerage commissions during any renewal term.

(e) Tenant’s right to exercise any options to renew under this Paragraph shall be conditioned upon Tenant occupying the entire Premises and the same not being occupied by any assignee, subtenant or licensee other than Tenant or its affiliate at the time of exercise of any option and commencement of the renewal term. Tenant’s exercise of any option to renew shall constitute a representation by Tenant to Landlord that as of the date of exercise of the option and the commencement of the applicable renewal term, Tenant does not intend to seek to assign this Lease in whole or in part, or sublet all or any portion of the Premises.

(f) Any exercise by Tenant of any option to renew under this Paragraph shall be irrevocable. If requested by Landlord, Tenant agrees to execute a lease amendment or, at Landlord’s option, a new lease agreement on Landlord’s then standard lease form for the Building, reflecting the foregoing terms and conditions, prior to the commencement of the renewal term. The options to renew granted under this Paragraph are not transferable; the parties hereto acknowledge and agree that they intend that each option to renew this Lease under this Paragraph shall be “personal” to the specific Tenant named in this Lease and that in no event will any assignee or sublessee have any rights to exercise such options to renew.

(g) The exercise of the second renewal option shall be contingent upon Tenant exercising the first renewal option. Only one renewal option may be exercised at a time. Upon exercise of the second renewal option, Tenant shall have no further right to extend the term of this Lease.

5. Tenant Improvements: Landlord agrees to provide Tenant a tenant improvement allowance in the amount of $51,966.00 for improvement to the Premises, subject to Paragraph 12 of the Lease Agreement. Tenant Improvements must be completed no later than August 1, 2006.

All other terms and conditions of the Lease Agreement shall remain in full force and effect.

LANDLORD:		TENANT:

RYAN OAKS, LLC, a California limited liability company		EXCELLIGENCE LEARNING CORPORATION, a Delaware corporation

By:	APSARA, INC.,	By:	/s/ Judith McGuinn
a California corporation
Its:	Managing Member	Its:	EVP/Chief Operating Officer

By:	/s/ Patrick M. Gardner
Patrick M. Gardner
Its:	President	Date: May 5, 2006

Date: May 8, 2006